EXHIBIT NO. 10

                                                   CONFIDENTIAL


                   GERBER SCIENTIFIC, INC.

            PROFIT AND GROWTH INCENTIVE BONUS PLAN

                FISCAL YEAR ENDING APRIL 30, 1998



The  purpose of the Profit and Growth Incentive Bonus  Plan  (the

"Plan")  is  to  reward certain domestic (U.S.)  executives,  key management,  and other employees by providing a cash bonus  based upon the adjusted pre-tax profits and the improvement in adjusted pre-tax,  pre-interest profits of their subsidiary or  Corporate,

as  applicable.   This  bonus  is intended  as  an  incentive  to

increase   shareholder  value  through  sustained  and   improved

earnings.



The  Plan  for  each  of Gerber Scientific, Inc.'s  subsidiaries,

Gerber   Scientific  Products,  Inc.  ("GSP"),   Gerber   Garment

Technology, Inc. ("GGT"), Gerber Systems Corporation ("GSC"), and

Gerber  Optical, Inc. ("GOI"), for the fiscal year  ending  April

30, 1998 will be based on their individual performance.  The Plan for  Gerber Scientific, Inc. ("Corporate") will be based  on  the

Company's consolidated performance.



The  Plan  is specifically for the fiscal year ending  April  30,

1998,  as approved by the Management Development and Compensation

Committee  of  the Board of Directors of Gerber Scientific,  Inc.

(the  "Committee").   Bonus  plans for  future  years  and  their

criteria are subject to the approval of the Committee.

It  has  been  the  Committee's intention  that  interest  income

(intercompany or otherwise) be eliminated from the adjusted  pre-

tax profits on which bonuses are calculated for the category "All

Other  Employees."   Accordingly, the Plan for  the  fiscal  year

ended April 30, 1996, eliminated one-half of such interest income from  adjusted pre-tax profits.  Three-quarters of such  interest income  was eliminated from adjusted pre-tax profits in the  Plan for  the  fiscal year ended April 30, 1997.  All of such interest income  is eliminated from adjusted pre-tax profits in the fiscal year 1998 Plan.



DETERMINATION OF THE BONUS POOLS

The  bonus pool at each participating subsidiary company will  be computed as follows:

          (a)   For Subsidiary presidents and key management, the

          sum of the following:

                          1  percent of the consolidated adjusted

               pre-tax,  pre-bonus profit of the  subsidiary  for

               the year ending April 30, 1998, plus

                           3   percent  of  the  improvement   in

               consolidated  adjusted  pre-tax,  pre-bonus,  pre-

               interest profit for the year ending April 30, 1998

               over  70 percent of the highest such annual amount

               reported in the three fiscal years ended April 30,

               1997  (or, in the case of losses in each of  these

               years,  100 percent of the smallest of the  annual

               losses in such three year period).



     (b)  For All Other Employees:

                         2.0 percent of the consolidated adjusted

               pre-tax,  pre-bonus profit of the  subsidiary  for

               the  year ending April 30, 1998.  Such profit will

               exclude  any  interest  income  (intercompany   or

               otherwise).



 The bonus pool at Corporate will be computed as follows:

          (a)  For Corporate officers and key management, the sum

          of the following:

                         .75 percent of the consolidated adjusted

               pre-tax,  pre-bonus  profit for  the  year  ending

               April 30, 1998, plus

                          2.25  percent  of  the  improvement  in

               consolidated  adjusted  pre-tax,  pre-bonus,  pre-

               interest profit for the year ending April 30, 1998

               over  70 percent of the highest such annual amount

               reported in the three fiscal years ended April 30,

               1997.



          (b)  For All Other Employees:

                         .25 percent of the consolidated adjusted

               pre-tax,  pre-bonus  profit for  the  year  ending

               April  30, 1997.  Such profit will be adjusted  to

               exclude  any net interest income (intercompany  or

               otherwise).



Consolidated   pre-tax  profit  is  defined   for   participating

subsidiary  companies  as those subsidiary  consolidated  profits before  income  taxes  which  are included  in  the  consolidated financial  statements of Gerber Scientific, Inc. for  the  fiscal year  ending  April  30,  1998, as  certified  by  the  Company's independent public accountants.  Consolidated pre-tax  profit  is defined for Corporate as the profits before income taxes  in  the consolidated financial statements of Gerber Scientific, Inc.  for the  fiscal  year  ending April 30, 1998,  as  certified  by  the

Company's independent public accountants.



In  addition  to  the adjustments for interest  income  described above,  such  consolidated pre-tax profits will also be  adjusted for  bonus  computation purposes as follows:  (1) to exclude  the effects of all Foreign Sales Corporation (FSC) activity;  (2)  to exclude  the  effects  of  any  material  changes  in  accounting

principles   which   are   subject  to   Corporate   management's

discretion; (3) to include the equivalent income tax savings from investments  in tax-exempt securities; (4) to exclude  all  costs and  charges  incurred  due  to discontinued  operations  at,  or restructuring  by,  one  of the Company's  subsidiaries;  (5)  to exclude  the effects of outside legal costs expensed  during  the

current  fiscal  year  for  lawsuits  alleging  infringement   of

Company-owned patents for which Corporate has given approval; for bonus  computation purposes, these outside legal  costs  will  be amortized  as a charge against consolidated pre-tax profit  on  a straight line basis over the following 60 months;  (6) to exclude the effects of any settlement amounts or court awards for damages

resulting   from  a  patent  infringement  lawsuit;   for   bonus

computation purposes, these amounts will first be offset  against the  amount  of  current  year patent  infringement  legal  costs amortized for bonus purposes during the year, and second,  as  an offset  against  the  cumulative  unamortized  amount  of  patent infringement legal costs as of the end of such fiscal  year;  and

(7)   if  the  settlement  or  court  award  amounts  exceed  the cumulative  amount  of  patent  infringement  legal  costs,  such excess,  for bonus computation purposes, will be amortized  on  a straight  line basis over three years, beginning in the year  the settlement or court award amounts are recognized in earnings,  as an increase to consolidated pre-tax profits.



DETERMINATION OF INDIVIDUAL BONUS AMOUNTS

The  bonus  pools for Corporate officers and key management,  and for  Subsidiary presidents and key management, will be  allocated between them based upon their relative target bonus potential for the  year  so  as  to yield bonus percentages in the  appropriate ratio  (e.g.,  if the target bonus potential is  50  percent  for

Subsidiary presidents and 30 percent for key management, then the key  management  bonus  percentage will  be  60  percent  of  the

Subsidiary  president  bonus  percentage).   Management  has  the

discretion to add a third category of other key employees with  a

20  percent  (or less) target bonus potential.  The  total  bonus pool  would  remain  the  same in this  situation  and  would  be allocated among the categories based on the relative target bonus potential  for the year so as to yield bonus percentages  in  the appropriate ratio (e.g., 50 percent for Subsidiary presidents, 30 percent  for key management, and 20 percent [or less]  for  other key employees).



The  respective bonus pools generated for each category  will  be divided  by  the sum of the actual regular wages paid during  the fiscal year to the eligible employees in that category so  as  to yield  the appropriate percentages.  These percentages  are  then multiplied by each individual's regular wages paid to compute the applicable bonus amount.  Regular wages paid is defined  as  base pay, including holiday pay, vacation pay, and sick time pay,  but excluding vacation paid in lieu of time off, overtime pay (except for  adjustments as may be appropriate to assure compliance  with the Fair Labor Standards Act), and any bonus pay.



The  maximum bonus percentage computed cannot exceed 200  percent of  the  targeted bonus potential, i.e., 100 percent  of  regular wages paid for Corporate officers and Subsidiary presidents whose targeted  bonus  potential is 50 percent, 60 percent  of  regular wages  paid for key management whose targeted bonus potential  is

30  percent, etc.  The maximum bonus percentage computed for  All

Other  Employees  cannot exceed 10 percent of the  regular  wages paid to that category.



ELIGIBILITY FOR THE PLAN

All  full  time  employees  of Corporate  and  the  participating domestic subsidiary companies (GSP, GGT, GSC, and GOI) who are on the  active  permanent payroll on April 30, 1998 are eligible  to

participate   in   the   Plan   of  their   respective   company.

Specifically  excluded  from  participating  in  the  Plan   are:

employees  of foreign (i.e., non-U.S.) subsidiaries and  branches of  Corporate or the domestic subsidiary companies; employees who participate  in other forms of cash incentive compensation  plans

(e.g.,  salesmen on commission); and employees under any form  of collectively bargained wage or benefit contract.



Eligible  employees who as of April 30, 1998 have  been  employed continuously  for  more  than six months  receive  a  full  share

(regular   wages  paid,  as  defined,  during  the  Plan's   year

multiplied  by  the  applicable bonus percentage,  as  computed).

Employees  who as of April 30, 1998 have been employed  for  less than six months receive no share.



Eligible  employees who transfer between participating  companies will  participate pro-rata in the Plan of each company where they were employed during the Plan year.  Their bonus is based on  the respective regular wages paid and applicable bonus percentage  at each company where they were employed.



Employees who are laid-off during the Plan year but recalled to a participating  company within the period  of  recall  rights  and prior to the end of the Plan year will be considered to have  had no  break  in  service for purposes of determining  bonus  share.

Employees  who were laid-off prior to the beginning of  the  Plan year  and  are  recalled to a participating  company  within  the period  of  recall rights and prior to the end of the  Plan  year will  be considered to have been employed as of the first day  of

the  Plan  year  for  purposes of determining  bonus  share.   An

approved  leave  of  absence will not be considered  a  break  in service for purposes of determining bonus share.

DISTRIBUTION OF THE PROFIT AND GROWTH INCENTIVE BONUS

The  profit  and  growth incentive bonus for  each  participating company  will  be  paid  in  cash  to  eligible  employees  as  a percentage  of  their regular wages paid during  the  Plan  year,

based  upon their period of employment (see "Eligibility for  the

Plan").  It is expected that any distribution will be made on  or before July 15, 1998.



Corporate  officers,  Subsidiary presidents,  and  key  employees whose target bonus potential is 30 percent or higher may elect to receive  up  to 50 percent of their bonus in the form  of  Gerber

Scientific,  Inc.  common  stock in lieu  of  cash.   Income  tax

withholding  on any bonus received in stock will be satisfied  by withholding shares.  To encourage the election of stock  in  lieu of  cash,  the Company will grant additional shares of restricted common  stock  equal in value to one-third of  the  bonus  amount

elected  to  be received in stock (before tax withholding).   The

terms of the restricted stock award will be set forth in separate

grant  agreements.   The  agreement  will  provide,  among  other

things,   that   such  restricted  stock  will  vest   in   equal

installments at each of the three anniversary dates following the grant  date,  provided  that  the corresponding  portion  of  the original stock received as bonus (less shares withheld for taxes)

is  still held by the participant.  Any sale or transfer  of  the original  stock  received as bonus will result in a  proportional forfeiture of the restricted stock not yet vested.